Exhibit 99.1

FOSTER WHEELER APPOINTS LAW FIRM
OF HELLER EHRMAN AS GENERAL COUNSEL

Victor Hebert, Senior Member of Heller Ehrman, to Resign from
Foster Wheeler Board to Lead Company’s Legal Team

Thomas O’Brien, Current General Counsel, to Retire but Remain
with Company as Special Counsel

HAMILTON, BERMUDA, November 6, 2003 – Foster Wheeler Ltd. (NYSE: FWC) today announced the appointment of the law firm of Heller Ehrman White & McAuliffe, LLP to serve as the Company’s General Counsel effective January 1, 2004. Victor Hebert, 66, a senior member of Heller Ehrman, will resign from the Foster Wheeler Board of Directors to lead the Company’s legal team. Thomas R. O’Brien, 64, General Counsel and Senior Vice President of Foster Wheeler since 1994, will officially retire on January 1, 2004, and will rejoin his former law firm, Wolf & Samson. In that position, he will continue to serve the Company as a special counsel on a number of legal and legislative matters.

“Victor Hebert has been a very valuable member of the Company’s Board and I am delighted that he has agreed to lead the future Foster Wheeler engagement with Heller Ehrman,” said Raymond J. Milchovich, chairman, president and chief executive officer of Foster Wheeler. “Vic’s broad understanding of our business along with his extensive experience and expertise in all areas of corporate finance will be invaluable as we continue with our restructuring. Tom O’Brien has been an integral part of our executive team over the last ten years managing critical litigation and other issues, including asbestos matters for the Company. We are pleased that he has agreed to serve as special counsel going forward.”

Victor Hebert joined Heller Ehrman in 1962 and has over forty years’ experience in corporate finance, corporate governance and mergers and acquisitions. He has been involved in public and private offerings of debt and equity securities and has handled numerous mergers and acquisitions for clients across a wide range of industries. Mr. Hebert served as Co-Chairman of Heller Ehrman from 1987 to 1993 and is a director or officer of several corporations and non-profit organizations. He is a graduate of the University of California, Berkeley and holds a law degree from that university’s Boalt Hall School of Law.

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